EXHIBIT 10.5


                                    AGREEMENT


     This Agreement is entered into as of August 1, 1999 by and between Lari Acquisition Company, Inc. ("Lari") and The Neptune Society, Inc. (formerly known as Lari Corp.) ("Neptune"), on the one hand, and Stanley Zicklin ( "Zicklin"), on the other hand, with reference to the following facts:

     WHEREAS:

     A.   Lari has certain  existing  obligations to Zicklin under, a promissory note in the amount of $19 million (the "Note"),

     B. Lari has requested that Zicklin agree to restructure certain of Lari's obligations to Zicklin in order to assist Lari to increase its cash flow for operation of its recently acquired cremation business and to provide additional available funds to Lari for the acquisition of new cremation businesses.

     C. Zicklin has agreed to accommodate certain of Lari's requests and to restructure certain of Lari's obligations.

     D. The parties are concurrently herewith entering into amendments of the Note and the Joint Written Instructions to Escrow Agent dated April 22, 1999 (the "Instructions") which govern the manner in which certain sums due to Zicklin and others are to be paid and disbursed

     E. Lari and Neptune have agreed to provide certain consideration to Zicklin in exchange for his agreement to modify Lari's payment obligations.

     NOW THEREFORE, in consideration of the mutual covenants, agreements, warranties and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree with each other as follows:

     1. Neptune will issue, to the order of Zicklin, on or before August 13, 1999, stock warrants to purchase 25,000 shares in Neptune at a price of $6.00 per share, to be held in the Weintraub/Zicklin Fund as contemplated in the Instructions, and amendments thereto, and the Agreement Concerning Escrow and Related Matters among the parties hereto and Emanuel Weintraub dated April 22, 1999.

          The warrants shall be exercisable within four years (i.e. until August 15, 2003) and subject to a one-year statutory holding period restriction.

     2. Lari and Neptune shall immediately reimburse Zicklin for $3,500 in legal fees and costs incurred by him in connection with and related to the negotiations and documentation of the restructuring of Lari's obligations, by check for $3,500 payable to Sandler & Rosen, LLP.



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     3. Each of the obligations set forth in this agreement are  acknowledged to be obligations which are secured by that security interest created by that Security Agreement dated as of March 31, 1999 by and between Lari, Neptune Management Corp., Neptune Pre-Need Plan, Inc., Heritage Alternatives, Inc. and the Emanuel Weintraub Inter Vivos Trust.

     4. This Agreement may be executed in any number of counterparts, each of which when delivered shall be deemed to be an original and all of which together shall constitute one and the same document. A signed facsimile or telecopied copy of this Agreement shall be effectual and valid proof of execution and delivery.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

LARI ACQUISITION COMPANY, INC.


Per:
     --------------------------------
     Authorized Signatory


THE NEPTUNE SOCIETY, INC.
(formerly, Lari Corp.)


Per: /s/ Suzanne L.Wood
     --------------------------------
     Authorized Signatory



STANLEY ZICKLIN

By:
     --------------------------------
     William F. Tisch, Esq.
     Sandler & Rosen, LLP.
     Attorneys for Stanley Zicklin,
     signed on his behalf